Digi International Announces Election of William Priesmeyer to Board of Directors
(Minneapolis, November 3, 2005) - Digi International® Inc. (NASDAQ: DGII) today announced that William Priesmeyer has been elected as a director.
Since 2001 Mr. Priesmeyer, 60, has been Chief Executive Officer of Cymbet Corporation, a privately held, venture-backed manufacturer of thin film energy cells for the semiconductor, medical device, security, consumer and other industries. Prior to joining Cymbet, Mr. Priesmeyer was the Chief Financial Officer of Jostens, Inc. (1997-2001), Waldorf Corporation (1994-1997), DataCard Corporation (1993-94) and Onan Corporation (1989-1993). Mr. Priesmeyer has a BA in Economics from Norwich University and an MBA degree from Long Island University.
Joe Dunsmore, Chairman, President and CEO, commented: “Digi is very fortunate to strengthen its Board of Directors by adding a capable senior executive like Bill Priesmeyer. His broad management experience, and his financial experience in particular, will bring additional depth to our Board.”
Mr. Priesmeyer added: “I am pleased and honored to be joining the Digi Board and look forward to contributing to the company’s future success.”
About Digi International
Digi International, based in Minneapolis, makes device networking easy by developing products and technologies that are cost effective and easy to use. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s web site at www.digi.com, or call 800-344-4273 (U.S.) or 952-912-3444 (International).
Digi, Digi International, and the Digi logo are trademarks or registered trademarks of Digi International Inc. in the United States and other countries. All other brand names and product names are trademarks or registered trademarks of their respective owners.
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Digi International Contact	Investors Contact
S. (Kris) Krishnan	John Nesbett/Erika Moran
(952) 912-3125	The Investor Relations Group
s_krishnan@digi.com	New York, NY
212-825-3210